Exhibit 10.2

September 30, 2019

Mr. Dimitri Kazarinoff

6046 Nottingham Pointe

Brighton MI 48116

Dear Dimitri:

On behalf of XL Hybrids, Inc. (“Company”) I am pleased to offer you a position as Chief Executive Officer (CEO), reporting to the Company’s Board of Directors.

Offer Specifics:

•	Start Date: October 7, 2019, or another mutually agreed upon date.

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Salary: You will initially receive a base salary of $325,000.00 annually, paid in accordance with Company payroll policies. Your base salary will be reviewed on a periodic basis in accordance with Company practices. This role is eligible for the Company’s annual merit program.

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Executive Bonus: You will be eligible for an annual bonus of thirty (30) percent of your base salary which, in 2019, will be based on mutually agreed upon and documented objectives developed between you and the XL Board of Directors. The bonus will typically pay out between 70%—130% based performance variables in these agreed objectives. Your bonus for 2019 will be prorated and payable on or before March 15, 2020. You must be actively employed as of the date the bonus is earned and paid in order to be eligible for receipt of the bonus payment.

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Stock Options: Upon Board of Directors approval, you will be granted an option to purchase up to 5,030,400 shares (the “Option”) of the Company’s Common Stock, $0.0001 par value per share, with an exercise price equal to the fair market value of the Company’s Common Stock at the time of grant and pursuant to the Company’s 2010 Equity Incentive Plan. The calculation of timing with respect to vesting will commence immediately upon the grant approval by the Board of Directors. Full vesting will be achieved after four (4) years from grant date.    In the event of a Company Change in Control (CIC), and provided that you have been actively employed by the Company for a period of at least two (2) years, the vesting of the options shall accelerate such that the greater of the following shall become exercisable: (a) 50% of the remaining portion of the Options that are not then fully exercisable and (b) the portion of the Options that are not then fully exercisable which would have become exercisable in due course during the one-year period following the CIC.

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Severance: Your employment may be terminated with or without cause, for any reason or no reason. In the event that your employment is terminated without Cause after you have completed six (6) months of continuous employment as CEO of the Company, you will be entitled to a severance payment equal to six (6) months of your then-current base salary (the “Severance Payment”) provided that you execute and do not subsequently revoke a waiver of claims in a form satisfactory to the Company. “Cause” will mean conduct by you which harms or would reasonably be expected to harm the Company including commission of fraud, misappropriation of funds, misconduct in the performance of duties, material breach of any Company policy, failure to perform the duties of your position, commission of a felony or any criminal act involving dishonesty or theft, or material noncompliance with applicable business and legal standards, including with respect to workplace discrimination or harassment.

145 Newton St. Boston, MA 02135 P 617.648.8500

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Temporary Living: You will be eligible to receive normal and customary temporary living expenses through December 31, 2019. Expenses shall be submitted utilizing the Company’s internal expense reporting system.

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Relocation: After sixty (60) days of employment, you will be eligible to receive up to fifty (50) thousand dollars in relocation assistance. This relocation assistance is contingent upon you establishing residence in the Boston area within six (6) months from your date of hire. In the event of a voluntary resignation within one (1) year after the relocation, all relocation funds are payable back to the Company.

•	Health & Welfare Plans: You will be eligible to participate in all Company Health & Welfare plans including but not limited to: Medical, Dental, Vision, Retirement Plan, Life and Disability Insurances

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Retirement Plan: Subject to pending Board action relating to amendment of its 401 (k) plan and policy, you would be eligible for participation in this plan without the six (6) month service requirement.

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Paid Time Off: XLH has a PTO (Paid Time Off) policy by which each employee is afforded the flexibility to take vacation, take time off for illness and shift schedules as necessary. The PTO plan is only available to full-time, exempt (salaried) employees. You do not “accrue” PTO days as in traditional plans, and so will not be compensated for “unused” PTO time upon termination.

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Expenses: The Company shall reimburse you for all reasonable and appropriate travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

•	Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

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Conditions of Employment: Your compliance with the Immigration Reform and Control Act of 1986, which requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which will be forwarded upon receipt of your acceptance. Please complete and return it and the appropriate required documents listed on the form.

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Time: While employed, you will be required to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures in effect from time to time. All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate

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Confidential Information and Restricted Activities: As a condition of your employment, you will be required to sign the Company’s standard Employee Covenants Agreement (“Attachment A”), no later than the first day of your employment.

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Representations: You represent and warrant to XL Hybrids that your employment with the Company and fulfillment of the duties of your position will not breach or be in conflict with any other agreement you have with any former employer or other person or entity. You also represent and warrant that you are not subject to any covenant against competition or similar covenants, or any other legal obligation, that would restrict or otherwise affect the performance of your duties and responsibilities to the Company. You agree that you will not bring with you, disclose or use on behalf of the Company any confidential or proprietary information of any former employer or other third party without that party’s consent.

145 Newton St. Boston, MA 02135 P 617.648.8500

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At-Will Status of Employment: This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term. Your employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

This letter and its attachments constitute the entire offer for employment and the entire understanding between the parties regarding this offer for employment, and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter. No modification to this offer letter will be effective unless in writing and signed by you and an authorized representative of XL Hybrids

By your acceptance of this Offer Letter, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, if any, and any changes therein that may be adopted from time to time by the Company.

Dimitri, our team is confident you possess the skills to help XL Hybrids be successful, and we look forward to you joining the team!

Please confirm your acceptance of this offer by signing below and returning this letter to me no later than close of business on October 6, 2019.

Yours truly,

/s/ Paul J. Crivello

Paul J. Crivello

Director, Human Resources

I have read and understand the terms of the offer set out above. As indicated by my signature below, I hereby accept this offer of employment and agree to the terms and conditions described in this offer letter. By signing below, I agree that no further promises or commitments were made to me regarding my employment with the Company, except as set forth in this letter and any attachments hereto.

Accepted:

/s/ Dimitri Kazarinoff	9/30/2019
Dimitri Kazarinoff	Date

145 Newton St. Boston, MA 02135 P 617.648.8500

ATTACHMENT A

XL HYBRIDS, INC.

EMPLOYEE COVENANTS AGREEMENT

In consideration of my employment and/or continued employment with XL Hybrids, Inc., its subsidiaries, affiliates, successors, or assigns (collectively, the “Company”), and my receipt of any compensation now and/or hereafter paid to me by the Company, I have executed this Confidentiality and Covenants Agreement (this “Agreement”).

I recognize and acknowledge that the Company is engaged in activities that involve, and continue to involve, the use of proprietary business plans, methods, and technologies developed through the expenditure of substantial amounts of skill, time, and money. As a result of such investments, the Company has developed certain Trade Secrets and Confidential Information which give the Company significant advantages over its competitors. Due to the nature of my employment with the Company, I may have frequent direct and indirect contact with various customers of the Company and may be presented with, have access to, and/or participate in the development of Trade Secrets and Confidential Information. These constitute valuable, special, and unique assets of the Company, the misuse, misapplication, or disclosure of which contrary to the terms of this Agreement may cause substantial loss of competitive advantage and substantial and possibly irreparable damage to the business and asset value of the Company.

1. DEFINITIONS. The following capitalized terms are select definitions used in this Agreement:

(a) “Trade Secrets” shall have the definition provided in M.G.L. ch. 266, section 30(4) as modified from time to time. The current definition includes, but is not limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records a secret, whether scientific, technical, merchandising, production, or management information, design, process, procedure, formula, invention, or improvement. Trade secrets may also consist of: (i) any formula, pattern, device, or compilation of information that is used in the Company’s business, and which gives it an opportunity to obtain an advantage over competitors who do not know or use it; (ii) a formula for a chemical compound, a process of manufacturing, treating or preserving materials, a pattern for a machine or other device, or a list of customers; or (iii) a process or device for continuous use in the operation of the business, and generally relates to the production of goods or services. To the extent otherwise protectable as a Trade Secret, the Company’s Trade Secrets include, but are not limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of the Company’s vehicle modification technologies, systems, and kits to improve fuel efficiency and emissions, and any other product or service offered by the Company during my employment with the Company. Trade Secrets also include anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as trade secret, whether or not owned or developed by the Company.

(b) “Confidential Information” shall mean any data or information, other than Trade Secrets, which is of value to the Company, and is not generally known to competitors of the Company, whether written, fixed in other tangible form, or committed to memory. To the extent consistent

145 Newton St. Boston, MA 02135 P 617.648.8500

with the foregoing, Confidential Information includes, but is not limited to, all information about the Company’s business and affairs, such as its executives, employees, and contractors, product specifications, designs, processes, data, concepts, ideas, product descriptions, price lists, pricing policies, business methods, contracts and contractual relationships with customers and suppliers, customer and supplier lists, current and anticipated customer requirements, current and planned distribution methods and processes, business plans, marketing plans and techniques, finances and financial projections, market studies, computer software and programs (including without limitation object and source code), systems, structures and architectures, proprietary intellectual property (including without limitation, know-how, inventions, discoveries, patents, patent applications, and patentable subject matter, and copyrighted materials). Confidential Information shall include, but not be limited to, all of the Company’s all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of the Company’s vehicle modification technologies, systems, and kits to improve fuel efficiency and emissions, and any other product or service offered by the Company during my employment with the Company. Confidential Information also includes anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as confidential information, whether or not owned or developed by the Company.

(c) The terms “Confidential Information” and “Trade Secrets” shall not include any materials or information to the extent that it: (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which the Company utilized, developed, or otherwise acquired such information, other than as the result of a breach of this Agreement; or (ii) is known to me prior to my employment with the Company, having been lawfully received from parties other than the Company.

(d) “Inventions” shall mean all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, including, but not limited to, software, code, websites, algorithms, methods, content, packaging, surveys, reports, contributions to Company’s proprietary business methods, marketing plans, and work product, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my employment with the Company.

2. NON-DISCLOSURE.

(a) Trade Secrets. During the term of employment with the Company and after the termination thereof, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Trade Secrets of the Company, any of Company’s customers, any of Company’s business partners or subcontractors, or any related third-party, so long as they remain Trade Secrets as described in this Agreement.

(b) Confidential Information. During the term of employment with the Company and for three (3) years thereafter, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Confidential Information of the Company, any of Company’s customers, any of Company’s business partners or subcontractors, or any related third-party

(c) Return. Upon request of the Company and in any event upon the termination of employment

145 Newton St. Boston, MA 02135 P 617.648.8500

with Company, I will deliver to the Company all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof in any form, concerning or containing Trade Secrets, Confidential Information, or Inventions that are in my possession, whether made or compiled by me, furnished to me, or otherwise obtained by me.

3. ASSIGNMENT AND RELATED COVENANTS.

(a) Prior Inventions.

(i) On Schedule A, I have provided a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with the Company (collectively, the “Prior Inventions”), that belong to me, and which relate to the Company’s proposed business, products or research and development; or, if no such list is attached, I represent that there are no such Prior Inventions. Under the heading “Assigned” on Schedule A, I have listed those Prior Inventions that are being assigned to the Company hereunder, if any (collectively, the “Assigned Prior Inventions”). If applicable, under the heading “Not Assigned” on Schedule A, I have listed those Prior Inventions that are not being assigned to the Company hereunder, if any (collectively, the “Not Assigned Prior Inventions”). I hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Assigned Prior Inventions, if any, without any further consideration therefor. I agree that I will not incorporate, or permit to be incorporated, any Not Assigned Prior Inventions owned by me or in which I have an interest into a Company product, process, or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or machine a Not Assigned Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process, or machine.

(b) Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions, without any further consideration therefor. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

(c) Government Contracting. I agree to assign to the United States government all my right, title, and interest in and to any and all Assigned Prior Inventions and Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Exceptions. I further understand that the foregoing assignment obligations do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, resources, trade Secrets, or confidential Information except for those inventions that either: (A) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (B) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Schedule A.

145 Newton St. Boston, MA 02135 P 617.648.8500

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of the Assigned Prior Inventions and all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assigned Prior Inventions and Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Prior Inventions or any Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. REPRESENTATIONS AND WARRANTIES.

(a) No Violation. I am not subject to any employment, non-disclosure, confidentiality, non-compete, employee covenants, or other agreement with any third party (including, but not limited to, my former employer) that would prevent or prohibit me from fulfilling my duties for the Company. If am the subject of any such agreement, and have any doubt as to its applicability, I will provide a copy of such agreement to the Company so that the Company can make a determination as to its effect on my ability to work for the Company.

(b) Third-Party IP. I agree not to use or include in any of my Inventions any copyrighted, restricted, or protected code, specifications, concepts, trade secrets, or confidential information of any third party, or any other information which I would be prohibited from using by any employment, non-disclosure, confidentiality, non-compete, employee covenants, or other agreement with any third party. If I am unsure whether I may use or incorporate any third-party product or code or other work of any third party in any of my Inventions, I will check with the Company’s management and experts prior to such use or incorporation.

5. GENERAL.

(a) Further Assurances. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I have not entered into and agree not to enter into any oral or written agreement in conflict with this Agreement.

145 Newton St. Boston, MA 02135 P 617.648.8500

(b) Arbitration and Equitable Relief.

(i) Arbitration. Except as provided in subsection (ii) below, I agree that any dispute, claim, or controversy concerning my employment or the termination of my employment or any dispute, claim, or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Boston, Massachusetts in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(ii) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or threatened breach of the covenants set forth in this Agreement. Accordingly, I agree that if I breach or threaten to breach this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE

PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY ARISING FROM OR RELATING TO THIS AGREEMENT.

(d) Effect. This Agreement shall be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of the Company’s Trade Secrets or Confidential Information.

(e) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

(f) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(g) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

(h) Construction. The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

145 Newton St. Boston, MA 02135 P 617.648.8500

6. EXPRESS ACKNOWLEDGEMENTS. I acknowledge and agree to each of the following items:

(a) I understand that this Agreement is not intended to change my status as an employee-at-will, and I understand that either the Company or I may terminate my employment at any time with or without cause.

(b) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

(c) I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them.

(d) I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

(e) I understand that any acquirer, purchaser of all or substantially all of the assets of the Company, or other successor or assign to the Company or its business will be relying on my covenants and representations warranties in this Agreement in agreeing to acquire or purchase the Company or its assets, and agree that this Agreement shall be enforceable by such successor or assign.

145 Newton St. Boston, MA 02135 P 617.648.8500

I have executed this Agreement on the date set forth below, to be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of any of the Company’s Trade Secrets or Confidential Information; provided, however, that if the latter date is vague or indeterminable, this Agreement shall be deemed effective as of the commencement of my employment relationship with the Company.

AGREED AND ACCEPTED:		ACKNOWLEDGED AND ACCEPTED:

Print Name:		“COMPANY”: XL HYBRIDS, INC.

Signature:	/s/ Dimitri Kazarinoff	By:	/s/ Paul J. Crivello
	Dimitri Kazarinoff		Paul J. Crivello

Date:	9/30/2019	Date:	10/10/2019

145 Newton St. Boston, MA 02135 P 617.648.8500